Exhibit 5.1

April 8, 2015

Paramount Gold Nevada Corp.

665 Anderson Street

Winnemucca, NV 89446

Re:     Distribution of Shares of Paramount Gold Nevada Corp.

Ladies and Gentlemen:

We have acted as Nevada counsel at the request of Paramount Gold Nevada Corp., a Nevada corporation (the “Company”), in connection with the spin-off of the Company by Paramount Gold and Silver Corp. (the “Parent”) and the pro rata distribution by Parent on April 17, 2015 to Parent stockholders of record as of the close of business on April 14, 2015 of all the shares of common stock, par value $0.01 per share (the “Shares”), of the Company held by Parent immediately prior the consummation of the merger of Parent with and into a subsidiary of Coeur Mining, Inc. as described in the Company’s Registration Statement on Form S-1 (File No. 333-201431) and accompanying prospectus filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 9, 2015 (as amended by Amendment No.1 filed on February 23, 2015, Amendment No. 2 filed on March 20, 2015, Amendment No. 3 filed on April 2, 2015, and Amendment No. 4 filed on April 8, 2015, the “Registration Statement”).

In connection with rendering this opinion, we have made such legal and factual examinations and inquiries and obtained such advice, assurances and certificates as we have deemed necessary or advisable under the circumstances in order to render this opinion including, but not limited to, an examination of originals or copies of the following:

(a) The Separation Agreement;

(b) The Amended and Restated Articles of Incorporation of the Company (fka X-CAL USA, INC.) filed with the Commission on March 20, 2015; and Certificate of Amendment filed with the Nevada Secretary of State’s Office on December 23, 2014;

(c) The Company’s Amended and Restated Bylaws filed with the Commission on March 20, 2015;

(d) The Resolutions of the Directors of the Company authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Separation Agreement, including the issuance and distribution of the Shares;

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(e) The Secretary’s Certificate of the Company delivered to us in connection with the distribution of the Shares; and

(l) The Certificate of Good Standing of the Company, dated as of March 31, 2015 issued by the Nevada Secretary of State.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Separation Agreement by the various parties and the Secretary’s Certificate, including as to the fact of delivery of the Shares, and upon originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Our opinion is expressed only with respect to the laws of the State of Nevada.

On the basis of the foregoing, and subject to the General Qualifications set forth in Schedule A to this letter, the Assumptions set forth in Schedule B to this letter, and the Excluded Law and Legal Issues set forth in Schedule C to this letter, in reliance thereon, and with the foregoing qualifications, we are of the opinion that:

A. The Company is a corporation organized under the laws of the State of Nevada, has been duly organized and validly exists as a corporation in good standing under the laws of the State of Nevada and has power and authority as a corporation to enter into and perform its obligations under the Separation Agreement.

B. The distribution of the Shares has been duly authorized by the Company.

C. The Shares will, when issued in the manner set forth in and as described in the Registration Statement, be legally issued, fully paid and non-assessable.

Our opinions set forth above are limited to the matters expressly set forth in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated. This opinion letter speaks only as to the law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law which may hereafter occur.

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We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.  LeClairRyan, A Professional Corporation, may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the distribution of the Shares.

Sincerely,

/s/ Parsons Behle & Latimer

PARSONS BEHLE & LATIMER

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SCHEDULE A

GENERAL QUALIFICATIONS

The opinions in the letter to which this Schedule is attached (“our letter”) are subject to the qualifications as set forth in this Schedule A.

1.                  Bankruptcy and Insolvency Exception. Each of our opinions of our letter is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to creditors’ rights.

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Schedule B
Assumptions

For purposes of our opinion letter, we have relied, without investigation, upon each of the following assumptions:

1. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

2. Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete; and

3. Each of the Company’s articles of incorporation and bylaws and all amendments to each such document have been adopted in accordance with all applicable legal  requirements.

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Schedule c
Excluded Law and Legal Issues

None of the opinions or advice contained in our opinion letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1. Federal laws, including federal regulations and federal securities law;

2. Fraudulent transfer and fraudulent conveyance laws; and

3. Nevada State Securities (Blue Sky) laws.